Exhibit 5.1

April 1, 2019

Anheuser-Busch Companies, LLC,

One Busch Place,

St. Louis, MO 663118.

Anheuser-Busch InBev Worldwide Inc.,

One Busch Place,

St. Louis, MO 663118.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $9,542,514,000 aggregate principal amount of 4.900% Notes due 2046, $5,385,495,000 aggregate principal amount of 4.700% Notes due 2036 and $8,555,163,000 aggregate principal amount of 3.650% Notes due 2026 (the “Debt Securities”) of Anheuser-Busch Companies, LLC, a Delaware limited liability company and Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (together, the “Issuers”), and the related guarantees thereof (the “Guarantees”) by Anheuser-Busch InBev SA/NV, a public limited liability company organized under the laws of Belgium, Brandbrew S.A., a société anonyme with its registered office in Luxembourg, Brandbev S.à r.l., a société à responsabilité limitée with its registered office in Luxembourg, Cobrew NV, a naamloze vennootschap with its registered office in Belgium and

Anheuser-Busch InBev Worldwide Inc.

Anheuser-Busch Companies, LLC

Anheuser-Busch InBev Finance Inc., a Delaware corporation (together, the “Guarantors”), to be issued in exchange for the Issuers’ outstanding 4.900% Notes due 2046, 4.700% Notes due 2036 and 3.650% Notes due 2026 pursuant to the Base Indenture, dated November 13, 2018, among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented (the “Base Indenture”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement on Form F-4 relating to the Debt Securities and the Guarantees (the “Registration Statement”) has become effective under the Act, (ii) the Supplemental Indentures to the Base Indenture relating to the Debt Securities in substantially the forms filed as exhibits to the Registration Statement (together with the Base Indenture, as supplemented, the “Indenture”) have been duly executed and delivered, (iii) the terms of the Debt Securities and the Guarantees and their issuance and exchange have been duly established in conformity with the Indenture as not to violate any applicable result or result in a default or breach of any agreement or instrument binding upon the Issuers or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuers and any of the Guarantors, and (iv) the Debt Securities and the

Anheuser-Busch InBev Worldwide Inc.

Anheuser-Busch Companies, LLC

Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and exchanged as contemplated by the Registration Statement, (1) the Debt Securities will constitute valid and legally binding obligations of the Issuers and (2) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. For purposes of our opinion, we have, with your approval, assumed that (i) Brandbrew S.A. is validly existing as a public limited liability company (société anonyme) under the laws of Luxembourg, (ii) Brandbev S.à r.l. is a validly existing société à responsabilité limitée under the laws of Luxembourg, (iii) each of Cobrew NV and Anheuser-Busch InBev SA/NV is a validly existing public limited liability company (société anonyme/naamloze vennotschap) under the laws of Belgium, (iv) the Base Indenture has been duly authorized, executed and delivered by each of Brandbrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (v) the Supplemental Indentures will be duly authorized,

Anheuser-Busch InBev Worldwide Inc.

Anheuser-Busch Companies, LLC

executed and delivered by each of Brandbrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (vi) the execution and delivery of the Base Indenture has not resulted in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation, (vii) the execution and delivery of the Supplemental Indentures will not result in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation and (viii) the provisions of the Base Indenture designating the law of the State of New York as the governing law of the Indenture are valid and binding and the provisions of the Supplemental Indentures designating the law of the State of New York as the governing law of the Indenture will be valid and binding on each of Brandbrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization. We note that, with respect to all matters of Belgian law and Luxembourg law, you are relying upon the opinions of Clifford Chance LLP, which are also filed as exhibits to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuers and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Base Indenture has been and the Supplemental Indentures will be duly authorized, executed and delivered by the Trustee thereunder, that the Debt Securities and the Guarantees endorsed thereon will conform to the specimens thereof examined by us and that the signatures on all

Anheuser-Busch InBev Worldwide Inc.

Anheuser-Busch Companies, LLC

documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP